Exhibit 10.21

Atlantic Union Bankshares Corporation

Non-Employee Director Stock Ownership Policy

Adopted October 29, 2020

Purpose

The Board of Directors (the “Board”) of Atlantic Union Bankshares Corporation (“Atlantic Union” or the “Corporation”) believes that it is in the best interests of the Corporation and its shareholders to align the financial interests of Atlantic Union directors with those of the Corporation’s shareholders. In this regard, the Nominating and Corporate Governance Committee (the “Committee”) recommended and the Board adopted minimum stock ownership and retention requirements for non-employee directors as set forth in this Policy.

Applicability and Effective Date

This Policy is effective October 29, 2020 (the “Effective Date”), and supersedes the policy in effect prior to such date, and is applicable to all non-employee directors of the Corporation (the “Participants”).

Minimum Ownership Requirements

Participants must own shares of common stock of the Corporation equal in value to the following schedule:

Participant	Value of Shares Owned
Non-Employee Directors	5x annual board cash retainer*

*Retainer as in effect on the most recent January 1.

Satisfaction of Requirements

Participants may satisfy the ownership requirements with common stock in the following categories:

●	Shares owned directly
●	Shares owned indirectly (e.g., by a spouse or a trust) if the Participant has a pecuniary interest[1] in such shares
●	Time vested restricted stock and/or restricted stock units granted under the Corporation’s incentive plans or other equity compensation arrangements
●	Time vested phantom stock, payable in shares, granted under the Corporation's incentive plans or other equity compensation arrangements
●	Shares held in deferred compensation or benefit plans (e.g. ESOP)

Unexercised stock options and unearned performance shares are not counted toward meeting the minimum stock ownership requirements. In addition, the minimum ownership requirements must be satisfied exclusive of any shares hedged, pledged or held in margin accounts.

1 “Pecuniary interest” means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities, as defined in Rule 16a-1 under the Securities Exchange Act of 1934, as amended.

Accumulation Period

Participants serving as of the Effective Date are expected to achieve the required ownership level no later than the Valuation Date in January 2024.

Participants appointed or elected after the Effective Date will have five years from the date of appointment or election to achieve the required ownership level. If the minimum required stock ownership level required by this Policy is increased, Participants will have three years from the date of such increase to achieve the new required ownership level.

Retention Ratio

While Participants are not obligated to purchase shares to achieve compliance with this Policy, until a Participant has achieved the required ownership level at any Valuation Date, such Participant must retain 50 percent of his or her vested full value shares of the Corporation’s common stock acquired through the Corporation’s incentive plans or other equity compensation arrangements.

Stock Option Holding Period

Until a Participant has achieved the required ownership level at any Valuation Date, such Participant is prohibited from selling Corporation common stock acquired by exercising stock options. Notwithstanding the preceding sentence, Participants may immediately sell Corporation common stock acquired by exercising stock options for the limited purposes of paying the exercise price of the stock option and any applicable tax withholding.

Reporting and Compliance

Progress and compliance in achieving the minimum ownership requirements will be calculated at least annually and reported to the Committee. The Committee will assess compliance with this Policy at its first meeting each calendar year, based on the value of a Participant’s holdings as of the most recent January 1 or, if later, the date in January that the Corporation pays the director stock retainer for the quarter (the “Valuation Date”). The holdings value shall be based on the average closing price of a share of the Corporation’s common stock for the 90 day period preceding the Valuation Date.

Participants who have not achieved the required ownership level will receive written notification from the Corporation that the Retention Ratio and Stock Option Holding Period described above will apply until the Participant provides written notification and documentation satisfactory to the Corporation indicating that he or she has achieved the required ownership level.

Failure to achieve the minimum ownership level required by this Policy within required time periods will be considered by the Committee in determining whether or not to nominate an incumbent director for re-election to the Board.

Exceptions

There may be instances where the ownership levels in this Policy would place a severe financial or personal hardship on a Participant. The Committee may, in its discretion, modify or delay application of the minimum ownership requirements in the case of demonstrated severe financial or personal hardship. The Committee will record in its meeting minutes any such action taken to modify or delay application of the minimum ownership requirements, although the Participant need not be named.

Administration

The Committee shall be responsible for monitoring the application of this Policy. In the event of any conflict or inconsistency between this Policy and any other policies, plans, or other materials of the Corporation relating to director stock ownership, this Policy shall govern.

Questions regarding this Policy should be directed to the Corporation’s General Counsel.

Review and Amendment

The Committee shall annually review this Policy and approve any changes to the Policy the Committee deems appropriate.

Last Reviewed: Atlantic Union Bankshares Corporation Board of Directors, October 29, 2020